Exhibit 10.5

Peloton Therapeutics, Inc.

2330 Inwood Road, Suite 226

Dallas, TX 75235-7323

April 22, 2019

John A. Josey, Ph.D.

c/o Peloton Therapeutics, Inc.

Dear Dr. Josey:

This letter agreement (the “Agreement”) is entered into between you and Peloton Therapeutics, Inc. (the “Company” or “we”), effective as of April 22, 2019 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.    Title; Position. You will continue to serve as the Company’s President and Chief Executive Officer. You also will continue to report to the Company’s Board of Directors (the “Board”) and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Board. You will continue to serve as a member of the Board, and the Company will nominate you for reelection to the Board at the end of your current term and thereafter upon each subsequent expiration of term during the period of your employment as President and Chief Executive Officer under this Agreement. You shall be permitted to (i) manage your personal, financial and legal affairs, (ii) serve on civic and charitable boards, and (iii) serve on one (1) for profit corporate board with the prior written consent of the Company’s Board, not to be unreasonably withheld, provided that such activities do not unreasonably interfere with your obligations hereunder.

2.    Base Salary. Your annual base salary will be $470,000 (and effective on the IPO, increasing to $500,000), less payroll deductions and all required withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment (upward but not downward) from time to time by the Committee, in its sole discretion. “IPO” means the effective date of the registration statement filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering.

3.    Bonus Opportunity. You will have the opportunity to earn a target annual cash bonus equal to a minimum of 40% (and effective on the IPO, increasing to 50%) of your annual base salary, less payroll deductions and all required withholdings, based on achieving performance objectives established by the Company’s Board of Directors or its authorized committee (in either case, the “Committee”), in its sole discretion and payable on or following the Committee’s determination of the achievement of those objectives. Unless determined otherwise by the Committee, you must be an active employee of the Company in good standing on the date any achieved portion of the bonus is paid in order to be eligible for and to earn such bonus. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee.

4.    Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its executive employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. You will continue to accrue Personal Time Off at a rate no less favorable than as in effect at the time of the Effective Date. The Company also will pay or reimburse you for pre-approved fees you may incur to maintain professional memberships and licenses provided you timely submit substantiation for such fees after they have been approved. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

5.    Insurance Premium Reimbursements. While you remain employed with the Company, the Company will continue to reimburse you for premiums for (i) your individual supplemental life policy in effect on the date hereof and (ii) your individual long-term disability insurance policy in effect on the date hereof; provided, however, that the maximum aggregate annual amount the Company shall be obligated to reimburse pursuant to this sentence is $6,000.00.

6.    Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee, in its sole discretion, will determine whether you will be granted any such equity awards and the terms of any such equity awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

7.    Severance and Change in Control Benefits. You will be entitled to severance and change in control benefits as set forth in Exhibit A attached hereto. By signing this employment letter, you agree that Exhibit A shall be the only agreement between you and the Company regarding any change in control or severance payments or benefits to be paid to you on account of a termination of employment, whether unrelated to, concurrent with, or following, a change in control. Accordingly, you hereby forfeit and waive any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in Exhibit A.

8.    Proprietary Information Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement you previously signed with the Company, dated August 31, 2011 (the “Proprietary Information Agreement”) still apply.

9.    Third Party Information. You agree that, during the term of your employment with the Company, (i) you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, and (ii) you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company, as discussed, in each case, in more detail in the Proprietary Information Agreement.

10.    At-Will Employment. Notwithstanding anything herein to the contrary, your employment relationship with the Company continues to be at-will. Accordingly, you or the Company may terminate your employment at any time and for any reason, with or without cause, provided that you may be entitled to certain severance payments and benefits in the event of your termination as specifically provided in Exhibit A.

11.    Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Proprietary Information Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.    Indemnification. During and following your employment with the Company, you shall be fully indemnified to the maximum extent permitted by applicable law and by the Company’s by-laws for your services hereunder and shall be covered by directors’ and officers’ liability or other third-party insurance on a basis no less favorable than other directors and officers of the Company are so provided, including with respect to any “tail” coverage.

13.    Entire Agreement; Choice of Law. This Agreement, together with your Proprietary Information Agreement, and any plans or agreements governing any outstanding stock options equity awards granted to you by the Company under its equity plans and the applicable stock option agreement thereunder, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this Agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this Agreement) other than by a written agreement signed by you and a duly authorized officer of the Company. This Agreement is to be governed by the laws of the State of Texas without reference to its conflicts of law principles.

14.    Severability; No Waiver. In case any provision contained in this Agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this Agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right or rights will be effective unless it is in writing. This Agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.

Sincerely,

/s/ David V. Goeddel
David V. Goeddel, Ph.D.
Chair of the Board of Directors

Understood and Accepted:

/s/ John Josey	April 22, 2019
John A. Josey, Ph.D.	Date

EXHIBIT A

SEVERANCE AND CHANGE IN CONTROL TERMS FOR JOHN A. JOSEY, PH.D

Unless otherwise defined below, capitalized terms used herein will have the meanings prescribed to them in the offer letter.

1.    Accrued Benefits. Upon a Qualified Termination or a termination for Cause you will be entitled to receive (a) the base salary set forth in Section 2 of your employment letter with the Company to which this Exhibit A is attached that has been accrued through the date your employment terminates, (b) any amounts owing to you for reimbursement of expenses properly incurred by you prior to the date your employment is terminated, (c) accrued personal time off, (d) any other vested accrued benefits to which you are entitled under the plans, programs and arrangements of the Company (all of the foregoing, the “Accrued Benefits”).

2.    Non-CIC Qualified Termination. Upon a Non-CIC Qualified Termination, subject to the terms and conditions of this Exhibit A, you will be entitled to receive the following severance payments and benefits:

a.

Salary Severance: You will be paid your Base Salary for eighteen (18) months following your Qualified Termination, in accordance with the Company’s regular payroll procedures. Such amount shall commence on the 53rd day following your Non-CIC Qualified Termination with the first payment to include any Base Salary that otherwise would have been paid to you during the 53-day period.

b.

Target Bonus Severance: An amount equal to 150% of your target annual bonus opportunity for the year in which your Non-CIC Qualified Termination occurs, payable in a lump sum on the 53rd day following your Non-CIC Qualified Termination.

c.

COBRA Coverage: COBRA Coverage: If you make a valid election under COBRA to continue your health coverage, the Company will pay or reimburse you for the cost of such continuation coverage for your and any of your eligible dependents that were covered under the Company’s health care plans immediately prior to the date of the Qualified Termination until the earliest of (a) eighteen (18) months following your Non-CIC Qualified Termination, (b) the date upon which you and/or your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA (the “Non-CIC COBRA Coverage”). However, if the Company determines in its sole discretion that it cannot provide the Non-CIC COBRA Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide to you a taxable lump-sum payment in an amount equal to the applicable number of months of Non-CIC COBRA Coverage multiplied by the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your Qualified Termination, based on the premium for the first month of Non-CIC COBRA Coverage (whichever of such taxable payment or the Non-CIC COBRA Coverage, the “Non-CIC COBRA Benefit”). If the Company provides for a taxable cash payment in lieu of the Non-CIC COBRA Coverage, then such cash payment will be made regardless of whether you elect COBRA continuation coverage and such payment will be made in full on the 53rd day following your Non-CIC Qualified Termination, and subject to any delay required by Section 409A. For the avoidance of doubt, the Non-CIC COBRA Benefit may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

d.

Equity Vesting Acceleration: The number of unvested shares subject to your then outstanding time vesting Company equity awards that would have become vested and exercisable had you continued to be employed by the Company for an additional twelve (12) months following the date of your Non-CIC Qualified Termination will immediately become fully vested and exercisable, as applicable.

3.    CIC Qualified Termination. Upon a CIC Qualified Termination, subject to the terms and conditions of this Exhibit A, you will be entitled to receive the following severance payments and benefits:

a.	Salary Severance: Twenty-four (24) months of your Base Salary, payable in a lump sum on the 53rd day following your CIC Qualified Termination.

b.

Target Bonus Severance: An amount equal to 200% of your target annual bonus opportunity for the year in which your CIC Qualified Termination occurs, payable in a lump sum on the 53rd day following your CIC Qualified Termination.

c.

COBRA Coverage: If you make a valid election under COBRA to continue your health coverage, the Company will pay or reimburse you for the cost of such continuation coverage for your and any of your eligible dependents that were covered under the Company’s health care plans immediately prior to the date of the Qualified Termination until the earliest of (a) twenty-four (24) months following your CIC Qualified Termination, (b) the date upon which you and/or your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA (the “CIC COBRA Coverage”). However, if the Company determines in its sole discretion that it cannot provide the CIC COBRA Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide to you a taxable lump-sum payment in an amount equal to the applicable number of months of CIC COBRA Coverage multiplied by the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your Qualified Termination, based on the premium for the first month of CIC COBRA Coverage (whichever of such taxable payment or the CIC COBRA Coverage, the “CIC COBRA Benefit”). If the Company provides for a taxable cash payment in lieu of the CIC COBRA Coverage, then such cash payment will be made regardless of whether you elect COBRA continuation coverage and such payment will be made in full on the 53rd day following your CIC Qualified Termination, and subject to any delay required by Section 409A. For the avoidance of doubt, the CIC COBRA Benefit may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

4.    CIC Triggering Event. Upon a CIC Triggering Event, subject to the terms and conditions of this Exhibit A, 100% of the then-unvested shares subject to each of your then-outstanding Company equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, unless otherwise determined by the Company and set forth in your equity award agreement, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels or, if greater, actual performance under the applicable award agreement.

5.    Extended Option Exercise Period and Tolling Period. Your Company stock options, to the extent vested and exercisable as of your termination date (after factoring in any vesting acceleration provided under this Exhibit A) shall be exercisable as follows:

a.

If, following your termination of employment, the sale of any shares received on exercise of a Company stock option would violate the Company’s insider trading policy or Rule 10b5-1(a) under the Exchange Act (as defined in the Plan), then such Company stock option will remain exercisable until the earlier of (a) the later of (i) twelve (12) months following your termination of employment or (ii) thirty (30) days following the earliest date the sale of the shares received upon exercise of such Company stock option would not be in violation of the Company’s insider trading policy or Rule 10b5-1(a) under the Exchange Act, or (b) the expiration of the term of such Company stock option as set forth in the applicable Company stock option.

b.

If, following your termination of employment, the exercise of an Company stock option would result in liability under Section 16(b) (as defined in the Plan), then such Company stock option will remain exercisable until the earlier of (a) the later of (i) twelve (12) months following your termination of employment or (ii) thirty (30) days following the earliest date the exercise of a Company stock option would not result in liability under Section 16(b), or (b) the expiration of the term of such Company stock option as set forth in the applicable Company stock option agreement.

c.

If, following your termination of employment, the exercise of the Company stock option would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act (as defined in the Plan), then the Company stock option will terminate on the earlier of (a) the later of (i) twelve (12) months following your termination of employment or (ii) thirty (30) days following the earliest date the exercise of a Company stock option would not be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, or (b) the expiration of the term of such Company stock option as set forth in the applicable Company stock option agreement.

6.    Release of Claims. The receipt of any severance payments or benefits upon your Qualified Termination or CIC Triggering Event, as applicable, under this Exhibit A is subject to you signing and not revoking a separation agreement and release of claims (the “Release Requirement”) in substantially the form attached hereto as Exhibit B (the “Release”), which must become effective and irrevocable no later than the 52nd day following your Qualified Termination or CIC Triggering Event, as applicable, (the “Release Deadline”); provided, however, that if such Release Deadline would occur in the calendar year following the Qualified Termination, the effective date of the Release shall in no event occur prior to the Release Deadline. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Exhibit A. In no event will severance payments or benefits under this Exhibit A be paid or provided until the Release actually becomes effective and irrevocable. None of the severance payments and benefits payable upon your Qualified Termination or CIC Triggering Event, as applicable, under this Exhibit A will be paid or otherwise provided prior to the 53rd day following your Qualified Termination or CIC Triggering Event, as applicable. To the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll date following the 53rd day following your Qualified Termination or CIC Triggering Event, as applicable, the Company will pay or provide you the severance payments and benefits that you would otherwise have received under this Exhibit A on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

7.    Section 409A. The Company intends that all payments and benefits provided under this Exhibit A or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to you, if any, hereunder or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. The Company and you will work together as necessary or advisable to amend Exhibit A to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Exhibit A is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

8.	Section 280G.

a.    Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

b.    Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.

9.    Non-Duplication of Payment or Benefits. If (a) your Qualified Termination occurs prior to a Change in Control that qualifies you for the severance payments and benefits on a Non-CIC Qualified Termination and (b) a Change in Control occurs within the 3-month period following your Qualified Termination that qualifies you for the superior severance payments or benefits on a CIC Qualified Termination and/or CIC Triggering Event, as applicable, then (i) you will cease receiving any further payments or benefits in connection with your Non-CIC Qualified Termination and (ii) the Salary Severance, Bonus Severance, and COBRA Benefit otherwise payable to you on a CIC Qualified Termination under this Exhibit A and the Equity Vesting Acceleration upon a CIC Triggering Event, each will be offset by the corresponding payments or benefits already paid to you under this Exhibit A upon a Non-CIC Qualified Termination. The forfeiture or termination of any equity awards outstanding as of your Qualified Termination will be tolled until the date that is 3-months following such termination in order to effectuate the foregoing provision.

10.    Death of Eligible Employee. If you die before all payments or benefits you are entitled to hereunder have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment as soon as possible following your death.

11.    Disputes. Any disputes under this Exhibit A will be handled as provided in Section 13 of the Proprietary Information Agreement.

12.    Tax Withholding. All payments and benefits under this Exhibit A will be paid less applicable withholding taxes. The Company or the subsidiary employing you, as applicable, is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company or the subsidiary employing you, as applicable, will not pay, reimburse you for, or be liable or responsible for any of your taxes arising from or relating to any payments or benefits under this Exhibit A; instead, any such taxes will be solely your responsibility.

13.	Definitions.

a.    “Base Salary” means your annual base salary as in effect immediately prior to your Qualified Termination or, in the case of a CIC Qualified Termination or CIC Triggering Event, and if such amount is greater, at the level in effect immediately prior to the Change in Control.

b.     “Cause” means the occurrence of any of the following: (i) your material and willful violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company or any of its subsidiaries; (ii) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company or any of its subsidiaries, including your obligation not to improperly disclose trade secrets and other proprietary information of the Company (or any of its subsidiaries) (iii) your conviction for, or entry of a plea of nolo contendere to, a (A) felony or (B) crime involving any act of moral turpitude, which, in the good faith reasonable judgment of the Board, reflects adversely on the reputation of the Company, and (iv) your gross negligence or willful misconduct in the performance of your duties to the Company and was or is reasonably likely to be materially injurious to the Company or any of its subsidiaries. You shall not be terminated for Cause (other than termination for a Cause event described in clause (iii) above) prior to being provided written notice with an opportunity to cure, if curable, and with a reasonable opportunity to be heard before the Board (with your counsel present if you so elect). No act or failure to act, on your part, shall be considered “willful” unless done or omitted to be done, by you, with knowledge and intent; provided that any unlawful act may not be considered in the Company’s best interest.

c.    “Change in Control” shall have the meaning set forth in the Plan.

d.    “Change in Control Period” will mean the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control.

e.    “CIC Triggering Event” means the earlier of: (i) the date that is six (6) months following the closing of a Change in Control, provided you remain a Service Provider (as defined in the Plan) through such date or (ii) a Qualified Termination of your employment during the Change in Control Period either (a) by the Company (or any of its subsidiaries) other than for Cause, or (b) by you for Good Reason.

f.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

g.    “Code” means the Internal Revenue Code of 1986, as amended.

h.    “Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of your termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Exhibit A.

i.    “Good Reason” means your termination of employment with the Company in accordance with the next sentence after the occurrence of one or more of the following events without your prior written consent: (i) (A) a material diminution of your duties or responsibilities (which change for purposes hereof shall include you no longer reporting directly to a board of directors a majority of the members of whom are independent directors as defined in the listing requirements for the primary exchange on which the Company’s shares are listed) or (B) an adverse change in your titles or offices (including, the failure to nominate you for election to the Board at the expiration of your current Board term (and each subsequent expiration of a Board term served by you while you are employed by the Company as Chief Executive Officer) with the Company); it being understood that (1) if the Company is no longer the top entity in the Company’s organizational structure (e.g., a parent company is placed above the Company), the failure of the Company to continue you as President and Chief Executive Officer of the top entity in the Company’s organizational structure or (2) any action by the Company or the Board which materially hinders your ability to perform your duties hereunder, shall, in each case, constitute “Good Reason;” (ii) a material change in the geographic location at which you must perform services for the Company (which, for this purpose means relocation of the offices of the Company at which you are principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation); (iii) a material reduction in your annual salary and/or target annual bonus opportunity; (iv) any material breach by the Company (or any of its subsidiaries) of your employment letter with the Company or any other agreement governing your employment with the Company; or (v) the failure by the Company to obtain the assumption of its obligations under this Exhibit A by a successor to the Company. In order for your termination of employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during the Cure Period, and you must terminate employment within sixty (60) days following the Cure Period.

j.    “Plan” means the Peloton Therapeutics, Inc. 2019 Equity Incentive Plan.

k.     “Qualified Termination” means a termination of your employment either (i) (A) by the Company (or any of its subsidiaries) for any reason, including death or Disability, other than for Cause or (B) by you for Good Reason, in either case, outside of the Change in Control Period (a “Non-CIC Qualified Termination”) or (ii) (A) by the Company (or any of its subsidiaries) for any reason, including death or Disability, other than for Cause or (B) by you for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”).

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John A. Josey (“Executive”) and Peloton Therapeutics, Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer;

WHEREAS, Executive signed an employment letter with the Company on [Click And Type Date] (the “Employment Letter”);

WHEREAS, Executive signed an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company on August 31, 2011 (the “Proprietary Information Agreement”);

WHEREAS, Executive previously was granted equity awards to acquire the Company’s common stock (each, a “Company Equity Award”) pursuant to a Company equity incentive plan and the applicable form of award agreement thereunder (collectively, the “Stock Agreements”).

WHEREAS, Executive separated from employment with the Company effective [Click And Type Date] (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

AGREEMENT

1.    Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under paragraph 6 below, the Company agrees as follows:

[Applicable consideration to be added from employment letter].

Executive acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1.

2.    Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock subject to the Company Equity Awards to which Executive has vested, Executive will be considered to have vested only up to the Separation Date, and, subject to any vesting acceleration described in Section 1 above, any shares of the Company’s common stock subject to the Company Equity Awards that are unvested as of the Separation Date immediately will be forfeited to the Company at no cost to the Company, except that any exercise price paid to early exercise stock options where the restricted stock issued upon such exercise has not yet vested shall be repaid to Executive upon forfeiture of such restricted stock. With respect to the vested portion of any Company Equity Award that is a stock option that remains outstanding as of the Separation Date, Executive may exercise such vested portion as provided in Section 1 above.

3.    Benefits. Executive’s health insurance benefits shall cease on [            ], subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options or other equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date except as otherwise provided herein.

4.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided Executive with all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, travel allowances, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options or other equity awards, vesting, and any and all other benefits and compensation due to Executive.

5.    Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, professional employer organizations and co-employers (specifically including TriNet Group, Inc.), parents, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Texas Payday Act; the Texas Workers’ Compensation Act; and Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act);

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 13 of the Proprietary Information Agreement, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

6.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date the Executive signs Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he o should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period (the “ADEA time period”) identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the ADEA time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period referenced above.

7.    Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by Executive, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.

9.    Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Information Agreement, specifically including the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and any restrictive covenants contained therein. Executive’s signature below constitutes his certification that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, with the exception of any personnel and payroll documents pertaining to Executive.

10.    No Cooperation. Subject to paragraph 27 governing Protected Activity, Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature, or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or upon written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

11.    Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment. Company agrees to refrain from any disparagement, defamation, libel, or slander of any of Executive, and agrees to refrain from any tortious interference with the contracts and relationships of Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

12.    Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Proprietary Information Agreement (as modified and/or superseded herein), shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

13.    No Admission of Liability. Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.    Disputes. Any disputes arising under this Agreement shall be governed by the provisions of Section 13 of the Proprietary Information Agreement.

16.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company. The Parties agree and acknowledge that the payments made pursuant to section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

17.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.    No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19.    No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

20.    Third Party Beneficiary. Both Parties acknowledge and agree that TriNet Group, Inc. will be a third-party beneficiary to this Agreement. [NTD: To be deleted if Company is no longer associated with TriNet.]

21.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Proprietary Information Agreement, the Stock Agreements, and any indemnification agreement between Executive and the Company that is in effect immediately prior to Executive’s termination date, or any indemnification rights pursuant to the Company Bylaws or under applicable law.

23.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the [ Chairman of the Board ].

24.    Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Texas.

25.    Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signs this Agreement, so long as it has been signed by both Parties and has not been revoked by either Party before that date (the “Effective Date”). Executive understands that this Agreement shall be null and void if not executed by Executive within the twenty-one (21) day period under paragraph 6 above.

26.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity, including filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government

Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is modified and/or superseded by this Agreement. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

28.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a.    Executive has read this Agreement;

b.    Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.    Executive understands the terms and consequences of this Agreement and of the releases it contains; and

d.    Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

John A. Josey, an individual

Dated:
John A. Josey

Peloton Therapeutics, Inc.

Dated:	By
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